UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported):  April 25, 2010

INTERACTIVE SYSTEMS WORLDWIDE INC.
(exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification Number)

144 N Beverwyck Rd., Lake Hiawatha, NJ	07034
(Address of principal executive offices)	(Zip Code)

(973) 256-8181
Registrant’s Telephone Number, Including Area Code

2 Andrews Drive, West Paterson, NJ 07424
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In a letter dated April 25, 2010, Bernard Albanese, Chairman of the Board, Chief Executive Officer and President of Interactive Systems Worldwide Inc. (the “Company”), informed the Board of Directors of the Company that he was tendering his resignation as an employee effective June 1, 2010.  Accordingly, he will thereafter no longer be the Company’s principal executive officer.  Mr. Albanese offered to extend his employment beyond June 1, 2010 (but no later than June 30, 2010) if a suitable replacement had not been found by that time.  Mr. Albanese, who is 62 years old, will continue as a director of the Company, and, unless and until the Board of Directors determines otherwise, as Chairman of the Board in a non-executive capacity, and will also continue (unless and until further action is taken by the Company in this regard) as a director of the Company’s wholly owned subsidiaries ISWI Acquisition Co., LLC (“Acquisition”) and Global Interactive Gaming Limited (“GIG”), the Company’s UK operating subsidiary which is directly owned by Acquisition.

As of April 30, 2010 Mr. Albanese is owed approximately $387,000 in back salary representing his base salary for over two years, a $300,000 contract termination payment resulting from the termination of Mr. Albanese’s contract by the Company on October 1, 2008 and approximately $21,000 in unpaid expenses.  Mr. Albanese also holds a note from the Company in the principal amount of $50,000 (which accrued interest to date of approximately $29,000) resulting from an unsecured loan made by Mr. Albanese to the Company in January 2008.

At a Board of Directors meeting held on April 28, 2010, the Board of Directors elected Steve Johns and James McDade as Directors of Acquisition.  Mr. Johns and Mr. McDade are both currently Directors of the Company.  Mr. McDade was formally the Company’s Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC. (Registrant)

By:	/s/ Bernard Albanese
Bernard Albanese
Chief Executive Officer

Date:  April 30, 2010